Exhibit 10.1

NOTICE OF TERMINATION WITH OFFER OF RENEWAL

(Art. L145-9 of the Commercial Code)

SECOND ORIGINAL

IN THE YEAR TWO THOUSAND AND SIX,

On the Twenty-fifth of October

AT THE REQUEST OF:

The Société Civile Immobilière CORE SOPHIA, a non-trading real-estate investment company with registered capital of € 1524.49, whose registered office is situated at 1240, Route des Dolines—Bâtiment Buropolis—Sophia Antipolis, VALBONNE (06560), France, acting through the offices of its serving manager, whose address in that capacity is at that registered office, entry D 353 551 302 in the Nice trade and corporate register.

adopting our offices as address for service.

We, Société Civile Professionnelle Jean-Marie CIBRARIO—Stéphane RAGUÉ, Public Officers in professional partnership, registered practitioners at 14, Avenue Thiers, ANTIBES (06600), France, undersigned

HEREBY DECLARE TO:

SARL LIONBRIDGE TECHNOLOGIES, a French private limited company, whose registered office is situated at 1240, Route des Dolines—Bâtiment Buropolis—Sophia Antipolis, VALBONNE (06560), France

*** That as stated in a private deed enacted in NICE (Alpes Maritimes, France) on 28 April 1998 as extended by addendum No. 1 dated 1 April 2000 and addendum No. 2 dated 5 August 2002, SCI CORE SOPHIA leased for commercial purposes, pursuant to the Decree of 30 September 1953, to SARL LIONBRIDGE TECHNOLOGIE various premises located at 1240, Route des Dolines—Bâtiment Buropolis—Sophia Antipolis, VALBONNE (06560), France, of a floor area of 700 m2 forming Lot No. 294, and 24 outdoor parking spaces, numbered 33 to 47, 72 to 75 and 123 to 127 and 14 underground parking spaces numbered 193 to 197, 252 to 260 for a continuous term of nine complete years, that took effect on 1 May 1998, expiring on 30 April 2007.

In accordance with the regulations for the time being in force, the requesting party intends to terminate the lease, and hereby serves you notice of termination at its term, reminding you in accordance with local practice, of its date:

***TWENTY-NINTH SEPTEMBER TWO THOUSAND AND SEVEN (29/09/07)***

The requesting party is prepared to grant you a new lease on the following terms and conditions:

–

premises for use as offices with a working floor area of approximately 839 m2: rental of offices: € 150 net of tax and excluding service charges per square metre and per year, including the parking spaces

–	underground parking spaces: 17 parking spaces; outdoor parking spaces: 29 parking spaces; tax regime, VAT, deposit: 3 months’ rent net of tax and excluding service charges, but including service-charge provision and property tax [taxes foncières]: € 48.58 per square metre per year, amounting to 40 760.00 € per year, making an annual rental at renewal of 125 850.00 € net of tax and excluding service charges.

We hereby declare to you that should you intend to debate the foregoing terms while accepting the principle of renewal, you are entitled to refer the matter to the competent courts of law, the requesting party reserving the option of so referring failing acceptance of these proposals.

VERY IMPORTANT NOTE:

We hereby remind you of the relevant provisions of the Commercial Code: Article L 145-9

(formerly Article 5 of Decree 53960 dated 30/09/53):

“Notwithstanding Articles 1736 and 1737 of the civil code, leases for premises subject to the provisions of this chapter shall end only by virtue of notice given in accordance with local custom and practice and at least six months in advance.

In the absence of notice, a written lease shall continue by tacit renewal beyond the term stated in the contract, in conformity with Article 1738 of the civil code and subject to the conditions specified in the preceding subparagraph.

Beyond the term of nine years, a lease with a period conditional upon an event, the occurrence of which will authorise the lessor to demand its cancellation shall terminate only by virtue of notice given six months in advance and for a customary term. This notice must state the occurrence of the event specified in the contract.

If the lease is for several terms and the lessor terminates the lease at the end of the first nine years or on expiration of one of the subsequent terms, the notice must be given within the time limit stated in the first subparagraph above.

The notice must be given by extra-judicial means. In order to be valid, it must state the reasons for which it is given and state that a lessee wishing either to dispute the notice or demand payment of compensation for eviction must in order not to be out of time refer the matter to the court within a time limit of two years with effect from the date for which the notice has been given.”

Article L 145-33:

“The amount of the rent payable under the renewed or revised leases must corresponds to the rental value [of the asset leased].

Failing agreement thereon, the said value shall be determined on the basis of

[elements...determined by...Council of State Decree].”

Article L 145-34

“Barring any substantial change in the elements [used to determine rental value], [...] the rate of change applied to the rent payable upon entry into force of a renewed lease, if the term thereof does not exceed nine years, cannot exceed the change in the quarterly national Construction Cost Index published by the Institut national de la statistique and des études économiques [INSEE – French national statistical and economics institute]

since the date on which the initial rent for the expired lease was determined. Failing any contractual clause specifying the reference quarter for the said index, the change in the quarterly national Construction Cost Index calculated over the nine-year period preceding the most recently published index shall be used.

If renewal takes place subsequent to the date initially stipulated for expiry of the lease, the change shall be calculated on the basis of the most recently published index for a term equal to the time elapsed between the initial date of the lease and the date of its effective renewal.

The provisions of the above paragraph do not apply

when, through the effects of tacit renewal, the term of the

lease exceeds twelve years.”

Article L 145-35

“Disputes arising from the application of Article L. 145-34 shall be submitted to a departmental conciliation committee composed of an equal number of lessors and tenants and of qualified persons. The committee shall endeavour to conciliate the parties and shall give an opinion.

Should the matter be referred to a court in parallel with the competent committee by one or other of the parties, it may not give a verdict until the committee has given its opinion.

The committee shall be disseized if it fails to give an opinion within a time limit of THREE MONTHS.

The composition of the committee, the method of appointment of its members and its operating rules shall be determined by decree.”

And further serving notice on the addressee to deliver within eight days a certificate attesting to its being insured pursuant to the insurance obligation clause stipulated in the current lease.

For the due information of the notified party

WITHOUT PREJUDICE.

/s/ Jean-Francois Guillem

Lionbridge Technologies

/s/ Stéphan Rague, Public Officer in Partnership

Société Civile Professionnelle

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